Exhibit 99.1

News From

Buena, NJ 08310

Release Date: November 16th, 2018

TELIGENT, INC. RECEIVES NOTIFICATION OF DEFICICIENCY FROM
NASDAQ RELATED TO THE DELAYED FILING OF FORM 10-Q

BUENA, NJ – (PRNewswire) – Teligent, Inc. (NASDAQ: TLGT), on November 13, 2018 received a standard notice from NASDAQ stating that, as a result of not having timely filed its quarterly report on Form 10-Q for the quarterly period ended September 30, 2018, Teligent is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. As previously disclosed, additional time to file the Form 10-Q was required primarily due to the company’s transition to its newly engaged audit firm, as well as the need to amend its second quarter results. The company intends to file its Quarterly Reports with the SEC as soon as possible and continues to work diligently to finalize its financial statements.

Under the NASDAQ Listing Rules, the Company has until January 14, 2019, to either file the Form 10-Q or submit a plan to NASDAQ in order to regain compliance with NASDAQ's Listing Rules. The Company intends to take all necessary steps to achieve compliance with NASDAQ’s continued listing requirements. The NASDAQ notice has no immediate effect on the listing or trading of Teligent’s common stock on the NASDAQ Stock Market.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Contact:

Damian Finio
Teligent, Inc.
856-336-9117
www.teligent.com

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.